Exhibit 10.17

LEASE AGREEMENT

THIS AGREEMENT is entered into in the city of Montreal (Quebec) as of this November 1st, 2021 (the “Effective Date”).

BY AND BETWEEN:

NEOMED INSTITUTE, a corporation governed by the Canada Not-for-profit Corporations Act, having its principal place of business at 7171, Frederick-Banting, City of Montreal, Province of Quebec, H4S 1Z9, herein acting and represented by Matthew Carlyle, CFO, duly authorized for the purposes hereof;

(Hereinafter referred to as the “Lessor”)

AND:

ENGENE INC., with its head office at 7171 Frederick-Banting, City of Montréal, Province of Québec, H4S 1Z9, herein acting and represented by Anthony Cheung, Chief Technology Officer, duly authorized for the purposes;

(Hereinafter referred to as the “Lessee”and collectively with the Lessor the “Parties”)

NOW THEREFORE, in consideration of the covenants, rights and obligations contained in this Agreement, the parties hereto agree as follows:

1	INTERPRETATION

1.1	Definitions

1.1.1

“Building” means a certain real and immovable property composed of the parcel of land and the constructions erected thereon, including the three-story industrial building with stone and brick cladding known and designated as NEOMED INSTITUTE located at 7171, Frederick-Banting, City of Montreal, judicial district of Montreal, Province of Quebec, H4S 1Z9.

1.1.2	“Common Facilities” means cafeteria, meeting rooms, reception area, exterior terrace, the parking area, the access path from the parking area to the main building.

1.1.3	“Deposit” has the meaning ascribed thereto in Section 4.7.

1.1.4	“Environmental Laws” has the meaning ascribed thereto in Sub-Section 5.9.1.

1.1.5	“Hazardous Materials” has the meaning ascribed thereto in Sub-Section 5.9.2

1.1.6	“Initial Term” has the meaning ascribed thereto in Section 3.1.

1.1.7	“Normal Business Hours” means from 7h00 to 19h00, Montreal time.

1.1.8	“Leased Premises” has the meaning ascribed thereto in Section 2.1.

1.1.9

“Permitted Assignee’’ means a holding, subsidiary, associated or affiliated body corporate (as such are defined in the Canada Business Corporation Act) of the Lessee, which core business is in life science; or The corporation, which core business is in life science, formed as a result of the merger or amalgamation from time to time of the Lessee or its partner(s) with another corporation(s) provided the controlling interest in the Tenant remains.

1.1.10	“Rent” means the amount described in Schedule A per square foot of the Leased Premises per annum.

1.1.11	“Rules” has the meaning ascribed thereto in Section 5.5.

1.2	Headings

The headings and titles appearing in this Agreement are inserted for convenience of reference only and will not affect the interpretation of this Agreement.

2	LEASE

2.1

Leased Premises. The Lessor hereby rents to the Lessee, who accepts the premises described in Schedule A (hereinafter referred to as the “Leased Premises”) outlined in red on the floor plan appended hereto as Appendix 2.1, space inside the Building.

2.2

Changes to Leasable Area. Any change requested by the Lessee, regarding the leasable area of the Leased Premises will entail a corresponding increase or decrease in the calculation of all the amounts due under this Lease, which amounts are calculated based on the Leasable Area of the Premises.

2.3	Access to Common Facilities. Rental by the Lessee of the Leased Premises entitles the Lessee to use the common facilities provided by the Lessor to all tenants in the Building.

2.4

Inspection of Building and Leased Premises. The Lessee hereby states that it has seen and inspected, or has commissioned the inspection of the Building and Leased Premises and hereby declares it is satisfied with same and is aware of all rights, servitudes and additions attached hereto.

2.5

Specific Dispositions. The Parties undertake and agree to comply with the specific dispositions set forth in Schedule B (the “Specific Dispositions”). The Specific Dispositions shall prevail in case of incompatibility or inconsistency with the Terms and Conditions of this Lease.

3	TERMS OF LEASE

3.1	Term. The term of this Lease is for the period set forth in Schedule A (the “Term”), subject to early termination or renewal in accordance with the provisions of this Lease.

3.2

Renewal. No less than ninety (90) days before the expiration of the Initial Term, Lessee must inform Lessor of its desire to remain in the Leased Premises. Lessor will have 10 business days to confirm its intention to sign a new lease for the Leased Premises upon the expiry of the Initial Term.

3.3

Expiration of Lease. Subject to that is provided in paragraph 3.2 above, this Lease expires ipso facto without notice or formal request on the expiration date stipulated in this Lease and no continued occupation of the Leased Premises by the Lessee beyond this date may be construed as a tacit extension or renewal of the Lease for any term whatsoever, the whole notwithstanding the provisions of articles 1878 and 1879 of the Quebec Civil Code, and the Lessee will be presumed to be occupying the premises against the wishes of the Lessor, who will henceforth be entitled to take all the measures provided by law to evict the Lessee and obtain damages.

3.4

For the period beginning November 1, 2021 and ending on October 31, 2022, the Lessee shall have the first right to negotiate and enter into a new lease and lease agreement for the Leased Premises, such new lease and lease agreement beginning on November 1, 2022 if consummated by the Parties in a definitive written lease agreement on or prior to September 30, 2022. For certainty, Lessor is under no obligation to lease the Leased Premises to Lessee after expiry of the Term of the Lease. Further, for the duration of the Lease, nothing herein shall preclude Lessor from advertising the Leased Premises as available for lease to a third party; or offering to a third party the right to lease the Leased Premises as of November 1, 2021; provided that Lessor shall not enter into such a lease with a third party for the Leased Premises prior to October 1, 2022.

4	RENT

4.1

Rent. During the Term, the Lessee will pay to the Lessor the Rent, in advance, in equal monthly instalments, on the first day of every month during the Term. As such, the Lessee hereby authorizes the Lessor to withdraw, from the account described in Schedule A, every first (1st) day of each month during the Term the monthly installment of the Rent. The first payment of the Rent will be made on the first day of the Term. If the Term begins on any day other than the first, or ends on any day other than the last, of a calendar month, Rent for the fractions of a month at the beginning and at the end of the Term will be adjusted pro rata, on the basis of the actual number of days in those calendar months.

4.2

Rent Adjustment. Rent shall be increased on every anniversary of this Lease, according the Rent amount set forth in Schedule A for each year of the Term. Rent, as so adjusted, shall thereafter be due as provided herein. Rent adjustments for any fractional calendar month shall be prorated.

4.3

Tax Upon Rent. The Lessee shall pay the Lessor the goods and services tax (GST), the Quebec sales tax (QST) and any other similar tax that may be put in force prior to or during the Term, imposed by any competent authority, that the Lessor must collect or may be asked to collect in respect of the Rent or any other amount payable to the Lessor or for the benefit of the Lessor under the Lease or in respect of all goods, services or supplies that the Lessor may provide to the Lessee under the Lease.

4.4

Insurance and Property Taxes. This Lease is a gross lease, and as such, the Rent includes the Lessee’s proportionate share of the Lessor’s insurance and of the property taxes affecting the Leased Premises. Notwithstanding the foregoing, the Lessee is responsible for all taxes imposed on property belonging to the Lessee, leasehold improvements, and on all other property placed by the Lessee on the Leased Premises.

4.5

Late Payment. All sums payable by the Lessee in virtue of this Lease, not paid at maturity, shall bear interest at the prime rate of the Lessor’s financial institution plus three percent (3%) per annum calculated and compounded monthly until paid.

4.6

Waiver of Compensation Right. The Lessee hereby waives the right to compensation in respect of each and every claim or indemnity, present or future, against any rent or other amounts due under this Lease. The Lessee agrees to pay the Rent and all other amounts due to the Lessor from time to time, irrespective of any claim, indemnification or compensation that the Lessee may seek or that a third party may claim on the Lessee’s behalf, and without any reduction or deduction.

4.7	Security Deposit. N/A

5	LESSEE’S OBLIGATIONS

5.1	Use of Leased Premises

5.1.1

The Lessee shall use the Leased Premises for scientific research, development activities and/or office space in connection thereof including marketing and market development and shall comply with all requirements of all laws, orders, judgements, ordinances, rules, codes, directives, permits, licenses, covenant restrictions and regulations of any federal, provincial, regional or municipal authority or other governmental body, tribunal or commission having jurisdiction. The Leased Premises may not be used for other purposes without the written consent of the Lessor, failing which the Lessee shall be considered in default in accordance with the terms hereof. Exterior storage is not permitted on any grounds of the Building.

5.1.2

Notwithstanding any provision to the contrary, the Lessee shall not run any business or use, allow or tolerate the use of the Leased Premises or any part thereof for any activity that in the opinion of the Lessor would tarnish the character, quality or reputation of the Lessor or the Building, or for any fraudulent or immoral practice, or carry out in the Leased Premises any activity that would be dangerous or harmful or would do anything whatsoever that could hinder the peaceable enjoyment of the other tenants or occupants of the Building or make noise or create foul odors that could inconvenience the other tenants or occupants or neighbors, or create or tolerate any losses or damages, alteration or deterioration of the Leased Premises or the Building or overload the floors in such a way as to jeopardize the structure of the Building. The Lessee, shall not, in any manner whatsoever, hold the Lessor liable for any damages or inconveniences that the Lessee may suffer due to the fault or actions of any other tenant or occupant of the Building, and the Lessee expressly waives all claims and recourses it may or could have in respect of the Lessor pursuant to Sections 1859 and 1861 of the Civil Code of Quebec. The Lessor shall however take all reasonable steps to cure the problem.

5.1.3

The Lessee acknowledges that the Lessor makes no representations or warranties that the Leased Premises may legally be used for activities carried out by the Lessee, notwithstanding the fact that such use complies with Sub-Section 5.1.1 of this Lease. It is the Lessee’s sole responsibility to obtain any permits, licenses or authorizations required by the relevant administrative authorities, civil servants, or relevant government officials. Notwithstanding the generality of the foregoing, the Lessee is not entitled to invoke inability to obtain any permits, licenses or authorizations as a basis for terminating this Lease.

5.2	Maintenance

The Lessee undertakes to keep the Leased Premises clean at all time during the Term.

5.3	Occupancy Limit

The Lessee undertakes and agrees not to have more than the number of persons indicated in Schedule A in the Leased Premises at any given moment. As such, the Lessee undertakes and agrees that, except in exceptional circumstances or with the prior written consent of the Lessor, it will use reasonable efforts to not operate outside Normal Business Hours.

5.4	Parking Space

5.4.1	The Lessee undertakes to ensure that its employees park their vehicles in the area indicated from time to time by the Lessor.

5.4.2	Lessee may occupy no more parking spaces than those indicated in Schedule A, which parking spaces are usable by any of its employees and visitors.

5.5	Rules

The Lessee undertakes to observe and apply the regulation appended hereto as Appendix 5.5 as may be modified by Lessor from time to time and any other subsequent regulations that the Lessor may deem it necessary or desirable to enact for, notably, the good reputation or cleanliness of the Building, the Common Services and the Leased Premises, for the use of and access to the Common Services, and for the handling, security and confinement of products inside the Building, the Common Services and the Leased Premises (the “Rules”). Such Rules, in addition to reasonable amendments, additions and changes that the Lessor may make and for which the Lessee shall receive a copy of those documents, shall be deemed to form an integral part of this Lease and shall be observed, followed and respected during the Lease Term in the same manner as all the other terms and conditions contained and stipulated herein. In case of conflict between the provisions of the Lease and the Rules, the provisions of the Lease shall prevail.

5.6	Visitors

It is hereby understood and agreed that authorized visitors will be allowed access to the Leased Premises and Common Facilities during Normal Business Hours if they stay under the Lessee supervision. In all cases, the Lessee has full responsibility of visitors to whom he has given access.

At all times, the Lessee must apply the security procedures established by the Lessor.

5.7	Insurance

5.7.1

The Lessee shall, at its own expense, during the entire Lease Term, maintain in effect the insurance policies mentioned herein, issued by recognized insurers, which policies shall have terms and conditions acceptable to the Lessor and name the Lessor and any other person, corporation or company named by it as the additional insured, in accordance with their respective interests.

5.7.2

An “all risks” insurance policy for two million dollars ($2,000,000) against fire, equipment breakage, operating losses and other claims generally covered by such a policy, at all times covering the full replacement value of the Lessee’s assets in the Leased Premises, leasehold and other improvements made by the Lessee to the Leased Premises as well as any other asset for which the Lessee is legally responsible or assets installed by the Lessee or on its behalf on the Building.

5.7.3

A public liability insurance policy covering bodily injury, property damage, any liability assumed by the Lessee pursuant hereto and any liability arising from activities carried out by the Lessee and any other person in the Leased Premises, and work performed by the Lessee or by any other person, including persons for whom the Lessee is legally responsible, in any part of the Building.

This policy shall be taken out for an inclusive limit of no less than two million dollars ($2,000,000) for each claim involving bodily injury, death or property damage, or for a higher amount, which amount the Lessor may reasonably require, from time to time.

5.7.4	A business interruption insurance for an indemnity period of three (3) months.

5.7.5	All insurance required to cover environmental risks.

5.7.6	Any other insurance policy that the Lessor may reasonably require, from time to time.

5.7.7

The Lessee shall not take any action, do anything whatsoever or keep in or close to the Leased Premises or the Building any product that could increase the risk of fire or increase the insurance premiums covering the Building. Under no circumstances shall the Lessee bring or keep in the Leased Premises flammable, explosive, hazardous or contaminated materials, unless expressly permitted herein for business activities of the Lessee.

5.7.8

In the event of an increase in the insurance premiums of the Lessor with respect to any of the policies covering or pertaining to the Building due to the violation of the provisions of the Lease by the Lessee, or due to the nature of the Lessee’s business in the Leased Premises, the Lessor, in addition to its other recourses, may pay the increased premium, which premium plus ten percent (10%) in administration charges the Lessee shall promptly repay the Lessor as additional rent, on receipt of a statement of account to this effect.

5.7.9

Prior to the Effective Date of this Lease, and thereafter, the Lessee shall provide the Lessor with certificates attesting to the issuance and maintenance in effect of all insurance policies required pursuant hereto, immediately after the issuance of such insurance policies. If the Lessee fails to take out the insurance policy stipulated herein, to pay the applicable premiums or provide the aforementioned required certificates, the Lessor may, five (5) business days following a written notice to the Lessee to this effect, take out the required insurance policies on its own behalf and that of the Lessee, for a period not exceeding one year and pay the applicable premiums, if applicable, which premiums plus ten percent (10%) in administration charges the Lessee shall promptly repay the Lessor as additional rent, on receipt of a statement of account to this effect.

5.7.10	The Lessor shall maintain the required insurance policies in effect during the entire Lease Term pursuant to the Lease Agreement entered into between the two parties.

5.7.11

The Lessee shall take out insurance coverage with companies duly authorized to conduct business in Canada and whose core business includes the insurance of such risks and to which the Lessor, which may, from time to time, hold hypothecary or other real rights to the property, has no reasonable objection, said insurance product being payable to said Parties according to their respective interests.

5.7.12	All insurance policies shall be subject to the approval of the Lessor in respect of their form and content, which approval shall not be unreasonably withheld and shall contain a provision under which the insurers shall not be subrogated to the rights the Lessee may have against the Lessor in respect of the indemnities paid such that, in case of loss, the insurers have no recourse whatsoever either against the Lessor or the Lessee.

5.8	Security Equipment

The Lessee undertakes and agrees not to temper with, alter, remove or otherwise disable any and all security equipment in the Leased Premises and in the Building, including, but not limited to fire prevention and detection equipment.

5.9	Environment

5.9.1

The Lessee represents and warrants that it shall comply, at all times and at its expense, with any law, regulation, bylaw, ordinance or other legally binding enactment in Canada, in the province of Quebec or issued by any city, municipality, political subdivision, other government authority or any regulatory body or any ordinance aimed at regulating or protecting human health or the environment, including, without limitation, laws and ordinances aimed at existing or imminent emissions, spills or discharges of hazardous materials into the environment or aimed at the treatment, warehousing, storage, elimination, transportation or handling of pollutants, contaminants or toxic or hazardous substances or waste (hereinafter referred to as the “Environmental Laws”).

5.9.2

Without limiting the scope of the foregoing and any other clause of this Lease, the Lessee undertakes to strictly comply with Environmental Laws in respect of the manufacture, warehousing, transportation, use, disposal, pumping, injection, deposit, elimination, discharge, dispersion or leaching into the environment, leaking, spill, discharge, emanation, emission or deposit of any flammable liquid, explosive, solvent, contaminant, toxic substance or hazardous material or waste, including any chemical or other products included in the definition of “hazardous materials,” “hazardous waste,” “highly hazardous waste,” “quasi-hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “harmful products,” or terms with similar meanings in any Environmental Law (hereinafter referred to as “Hazardous Materials”).

5.9.3

The Lessee undertakes to indemnify and hold the Lessor harmless from all costs, claims, losses, damages, liabilities, civil convictions and fines, criminal convictions and fines, expenses (including all legal, judicial or extrajudicial fees and expenses), cleaning and restoration costs or any other damage arising from the failure of the Lessee (including its employees, contractors and agents and any other person for whom it is legally responsible) to comply with the obligations stipulated herein. The Lessee undertakes to post and keep posted in a clearly visible location in the work areas of the Leased Premises, any memorandum or press release of the Lessor in respect of Hazardous Materials. The aforementioned obligation to indemnify shall apply and survive beyond the Lease Term and shall apply until expiration of the applicable prescription period.

5.9.4	In addition to the foregoing, the Lessee agrees that:

(1)

if it produces or introduces in or around the Leased Premises, any Hazardous Materials whatsoever or if the conduct of its business entails the production or presence of any Hazardous Materials whatsoever in and around the Leased Premises, then, and notwithstanding any provision to the contrary in this Lease or the law, such Hazardous Materials will be and remain the exclusive property of the Lessee or its customers on behalf of whom the Lessee provides services and shall not become the property of the Lessor, notwithstanding the extent to which the Hazardous Materials or products containing Hazardous Materials are integrated into the Leased Premises and notwithstanding the expiration or early termination of the Lease;

(2)

upon expiration or early termination of the Lease, the Lessee shall, at its expense, remove and dispose of all Hazardous Materials and all storage and other containers, in accordance with the Environmental Laws to the extent required by the Lessor, and in the case where such removal and disposal involves excavation work on the Leased Premises, in the Building or on the Building, the Lessee shall return the Leased Premises or the Building, as the case may be, in the same condition in which it was found immediately prior to the excavation, using only earth or other clean, uncontaminated materials, to the full satisfaction of the Lessor;

(3)

Moreover, and subject to the other recourses of the Lessor pursuant hereto or the law, should the Leased Premises remain vacant or can only be partially occupied following termination of this Lease, directly or indirectly due to the failure of the Lessee to fulfill its obligations pursuant to this Section 5.9; then, notwithstanding such Lease termination and in addition to all damages the Lessor may claim from the Lessee, the Lessee shall be deemed to continue occupying the Leased Premises on a monthly rental basis and shall be required to pay the Lessor Rent in advance at a monthly rate equal to one hundred percent (100%) of the Rent payment for the last month of the Term. In the event the arrival of a new tenant is postponed by the delay incurred by this continued occupancy, the Lessee shall be required to pay the Lessor Rent in advance at a monthly rate equal to two hundred percent (200%) of the Rent payment for the last month of the Term. Such rental on a monthly basis shall be deemed to continue until such time as the cleaning of the Leased Premises and all repairs to the Leased Premises and/or the Building are completed, and the Leased Premises and/or the Building or any parts thereof are returned to their original condition.

5.9.5	The Lessee agrees that it will not use Hazardous Materials in carrying out its activities, unless it complies with the following conditions:

(1)	Appropriate measures in accordance with applicable legislation and the Rules, are taken with respect to the acquisition, handling, storage, utilization and disposal of Hazardous Materials;

(2)	The list of Hazardous Materials and updates thereto are submitted to the Lessor for approval;

5.9.6

The Lessee undertakes to ensure that the emission, transportation, deposit, discharge, release or disposal by the Lessee of all Hazardous Materials or waste (including waste water and waste oils) in the ground, atmosphere, water, or above water is carried out in accordance with all applicable legislation. Where necessary, the Lessee undertakes to obtain all required authorizations in this regard from the competent authorities and where required, submit all required declarations to the relevant authorities.

5.10	Compliance with standards

5.10.1

The Lessor represents and warrants that the Leased Premises conform with all existing statutes, laws, ordinances, requirements, decrees, directives, rules and regulations and bylaws at the beginning of the Term of the Lease.

5.10.2

The Lessee must, during the term of this Lease, at its expense, promptly respect and conform to all current and future statutes, laws, ordinances, requirements, decrees, directives, rules and regulations and bylaws imposed by all public and quasi-public authorities having jurisdiction over the Leased Premises, movable property situated thereon, or any activities being carried on in said Leased Premises.

5.10.3

Upon Lessor’s request, the Lessee must, at his own expense, hand over to the Lessor, an attestation certificate that is produced by a qualified and recognized professional, confirming that the Lessee’s operations conform to the biosafety standards as prescribed in the latest edition of the “Laboratory Biosafety Guidelines” by Health Canada.

5.11	Overload

The Lessee may not install in or on the Leased Premises any machine, equipment or other object that by reason of its weight or size may cause damage to the Leased Premises and it may not, in any event, overload the floors of the Leased Premises. If any damage is caused to the Leased Premises by any machinery, equipment or object or as the result of overload or any action, negligence or abuse on the part of the Lessee, its cleaning staff, agents or employees or any person conducting business with the Lessee, the Lessee must, at the Lessor’s option, immediately repair the damage or pay the Lessor for the costs of repairs, without prejudice to any other recourse the Lessor may have under this Lease.

5.12	Repairs

The Lessee shall promptly notify the Lessor in writing of any deterioration or any material damage to the Leased Premises resulting from any cause whatsoever.

5.13	Minor Repairs

The Lessor must make all minor repairs which may become necessary and more specifically, must maintain, at its expense, waste pipes, weep holes, tanks, sinks, cabinets and other accessories on the Leased Premises and repair all damage which might be caused to such accessory equipment. Notwithstanding the foregoing, minor repairs required to be made at the Leased Premises as a result of Lessee’s fault or neglect in the use of the Leased Premises or any material located therein shall be completed by the Lessor at market price and reimbursed by the Lessee, plus a ten percent (10%) administration fee, following receipt of Lessor’s invoice with the supporting documents evidencing payment thereof.

5.14	Major Repairs

5.14.1

The Lessee shall immediately notify the Lessor in writing of any major repairs required to the Leased Premises, which shall be performed by the Lessor at its sole cost. The repairs shall be at the expense of the Lessee if its activities, or misuse of the Leased Premises are proven be the direct cause of the damages. The Lessor’s obligations with regards to major repairs and those affecting the structure of the Building remain notwithstanding the lack of notification by the Lessee thereof.

5.14.2

The Lessee hereby acknowledges that it must endure all major repairs made by the Lessor during the term of this Lease without being entitled to claim damages, provided that the duration of major repairs stays within a reasonable delay which will take into account the nature and amount of repairs.

5.15	Modifications, Additions and Improvements

5.15.1

The Lessee may not make any structural or non-structural modifications or improvements to the Leased Premises without prior submission of plans and specifications to the Lessor for which written consent may not be unreasonably refused.

5.15.2

Said modifications, additions or improvements must be carried out promptly by the Lessee, under the contractorship and supervision of the Lessor and in accordance with approved plans and specifications and all regulations, laws, rules and ordinances of all public and quasi-public authorities having jurisdiction, including without limitation, the Fire Insurance Association and all other insurers of the Building.

5.15.3

The Lessor will accept or refuse to accept such plans and specifications within thirty (30) business days following their receipt. If such plans and specifications are approved, all the Work shall be performed in accordance therewith. If the Lessee wishes to make changes to these plans and specifications after they have been approved by the Lessor, such changes shall be submitted to the Lessor for its written approval.

5.15.4	If such plans are reasonably refused by the Lessor, (except in respect of the alterations, modifications or repairs contemplated in Section 5.15.9, where the

Lessor may refuse at its sole discretion), the Lessee shall make the appropriate corrections and resubmit the modified plans to the Lessor for approval;

5.15.5

The Lessee is responsible for all costs incurred with respect to these modifications and improvements without any liability or obligation whatsoever being incurred by the Lessor. The Lessee must ensure that all workman’s compensation and occupational health insurance covering all persons employed to perform such work is maintained in force and must produce proof to this effect to the Lessor and must also maintain to the satisfaction of the Lessor general liability insurance covering the Lessor and the Lessee.

5.15.6

If the Lessor will be making certain scheduled minor, major repairs, leasehold improvements outside the Leased Premises (e.g. Lessor replaces the flooring in a common space), the latter must be at his own cost, unless said leasehold improvements are requested by the Lessee (e.g. Lessee request to change the controlled access system on common doors). Lessor will then be reimbursed by the Lessee, plus a ten percent (10%) administration fee.

5.15.7

Unless stated otherwise in Schedule B, upon expiration of this Lease, the Lessee must leave the Leased Premises in the condition in which they were modified and/or improved; all modifications, additions or improvements become the property of the Lessor. The Lessee is not entitled to compensation or damages with respect to said modifications, additions or improvements.

5.15.8

The Lessee is not entitled to enter into any deed or agreement that is likely to create or form the basis of a lien, servitude, hypothec or other encumbrance on the Building of the Lessor or on any interest the Lessor may have in the Building or Leased Premises; it being understood that if the Lessee makes any modifications, additions, improvements or repairs to the Leased Premises or has such work carried out or supplies materials in, on or around the Leased Premises, the Lessor is not in any way liable for payment for any expenses or for any work or material supplied; said modifications, additions, improvements and repairs are performed, furnished and installed at the expense of the Lessee, and the Lessee is solely liable to the contractors supplying the material and performing the work and services.

If, as the result of an action or omission (or other alleged action or omission) on the part of the Lessee, a hypothec or other lien is registered against the Building of the Lessor or the Leased Premises, the Lessee must at its own expense have such liens immediately radiated and cancelled.

5.15.9

Notwithstanding the provisions of Section 5.15.1 hereof, the Lessee shall not, under any circumstances, be authorized to make, without the prior written consent of the Lessor, which consent the Lessor may refuse in its sole discretion, alterations, modifications or improvements to the Leased Premises or install any equipment that (i) involves new structures or additional structures to the Building, (ii) may affect or change, in any manner whatsoever, the exterior appearance of the Building, (iii) may affect the mechanical, electrical, heating, ventilation, air conditioning, plumbing, control and sprinkler systems of the Leased Premises or the Building, or may affect any guarantee in respect of such systems or improvements, (iv) may, in any manner whatsoever, be considered a natural structure or that would otherwise affect the structure or any part of the Building or any part of the land on which the Building is erected on, (v) may affect the roof of the Building, including its components, (vi) would be installed outside the Leased Premises, or (vii) fails to respect or is not in harmony with the master plan of the Technoparc Montreal and its design criteria, the whole as reasonably determined by the Lessor and its professionals. Moreover, insofar as the alterations, modifications or improvements to be made by the Lessee would affect one of the preceding elements and the Lessee has obtained the prior written approval of the Lessor, the Lessee, in order to perform the work, shall use the contractors, subcontractors, architects and engineers designated by the Lessor, the whole at the Lessee’s expense.

5.15.10	Notwithstanding the provisions of Article 7 hereof and any obligation of the Lessor to make repairs and for any reconstruction as stipulated in this Section, if a hypothecary creditor with an interest in an insurance benefit due to damage or destruction of the Building or the Leased Premises refuses to allow the use of such benefit for repairs, replacement, reconstruction or restoration as stipulated above or for payment of amounts incurred or that will be incurred for such purposes, or if the damages or destruction are caused by a risk against which the Lessor is not insured, or if the insurance benefits are not sufficient to cover all the costs of the reconstruction or repair (including professional fees and expenses, financing charges and other costs of a similar nature), or if fewer than two (2) years remain to the Term, then, in the event of such damages or destruction, and provided that a written notice in each case was provided to the Lessee by the Lessor within thirty (30) business days following such damage or destruction, the obligation of the Lessor to repair or rebuild, as stipulated above, shall come to an end and become null and void and the Lease shall terminate effective as of the first day following the date of the damage or destruction, unless the Lessor, in its sole discretion, concurrently with this notice, notifies the Lessee that notwithstanding the decision of the hypothecary creditor or the absence or insufficiency of the insurance coverage, it decides to repair and rebuild, in which case the provisions of Article 7 will apply mutatis mutandis. If the Lease is terminated as mentioned above, the Rent and any other amounts payable by the Lessee pursuant to the Lease provisions will be adjusted accordingly and the Lessee shall be responsible for the full payment of such Rent until the date of such damage or destruction.

5.15.11

No clauses hereof shall obligate the Lessor to repair, replace or rebuild any alteration, addition, installation, modification, improvement, work of the Lessee or any other improvement or asset of the Lessee.

5.15.12

If the Lessor repairs the Leased Premises as stipulated herein, the Lessee will be obligated to promptly and diligently repair, replace or rebuild its alterations, additions, installations, modifications, improvements, the work of the Lessee as well as the assets located in the Leased Premises prior to such damage or destruction, such that the Lessee can use and occupy the Leased Premises, and in all cases the Lessee shall repair, replace or rebuild them within sixty (60) days of the date on which the Lessor completed its work. Notwithstanding all the provisions of Article 7 to the contrary, if the Lessee fails to complete these repairs, replacements or reconstruction within the sixty (60) days mentioned above, or within a reasonable delay previously accepted by the Lessor, which acceptance shall not be unreasonably withheld, depending on the nature of the work involved, the total Rent will still be payable upon expiration of this deadline, without any reduction or deduction.

5.16	Access to Premises

5.16.1

The Lessor and its representatives will have the right, at any reasonable time during the Term and following a reasonable notice to the Lessee (except in emergency situations where no notice is required), to enter the Leased Premises to examine the condition and minor repairs that have been made in order to ensure that the Lessee is adequately fulfilling its obligations pursuant to this lease. If, following such an examination, the Lessor deems it necessary to make minor repairs to the Leased Premises, which were caused by the Lessee, the Lessor (except where otherwise stipulated herein) shall provide a written notice to this effect to the Lessee and the latter shall, within fifteen (15) days following the notice, diligently commence and complete the minor repairs required according to industry practices.

5.16.2

If the Lessee fails to perform such minor repairs in the manner stipulated above, the Lessor may, subject to any other right or recourse it may have, perform such minor repairs and the Lessee shall reimburse the Lessor for the cost of such minor repairs, plus ten percent (10%) in administration charges as additional rent, on receipt of a statement of account to this effect. The Lessor may at any time, without prior notice to the Lessee, perform emergency minor repairs and invoice the cost to the Lessee, which are the Lessee’s responsibility pursuant to this lease. The Lessor acknowledges the confidential nature of the activities of the Lessee in the Leased

Premises and undertakes, when its employees or any persons under its control have access to the Leased Premises, to take reasonable measures to preserve this confidentiality.

5.16.3

During the last three (3) months of this Lease, the Lessee must permit prospective tenants to visit the premises. The Lessor must identify the visitors and advise the Lessee two (2) working days prior to the visit. Lessor undertakes to perform said visits without interrupting or disrupting the Lessee’s operations in the Leased Premises.

5.17	Lease Preparation Expenses

5.17.1

Both parties agree that they are each responsible for their share of legal fees incurred in the preparation of the Lease. Furthermore, neither party may incur such legal fees, payable by the other party, without having obtained prior written permission of the latter.

5.17.2

No broker or agent shall negotiate or participate in the Negotiation or execution of the Lease between the Lessor and the Lessee. Consequently, the Lessee shall indemnify and hold the Lessor harmless from any action instituted by brokers or agents for payments of fees or commissions associated with the transaction.

5.18	Non-Responsibility of the Lessor

5.18.1

The Lessee releases from liability and holds the Lessor harmless from all damages or losses caused directly or indirectly to the property, merchandise or operations of the Lessee on the Leased Premises, caused by the occupants of adjacent premises by reason of a fallen wall, plaster or ceiling, snow, or rain or by reason of a heating unit, humidity or flood; the Lessor must however appropriately maintain the Leased Premises and take the necessary measures to prevent or repair any defects when so notified.

5.18.2

Except for gross negligence or willful misconduct, the Lessor, its agents, representatives, employees or contractors shall not be held liable for any damage caused to the Leased Premises or its contents as a result of entry on the Leased Premises by the Lessor, its agents, representatives, employees or contractors for inspection purposes or to carry out any work whatsoever, or in the case of an emergency.

5.18.3

It is further agreed that the Lessee releases the Lessor from all liability that may result from the interruption of services in the Building, provided the Lessor takes all necessary steps to as soon as possible restore such services with all due diligence and that such interruption is not caused by Lessor’s fault or negligence or that of those for whom it is responsible by law. Therefore, the Lessee hereby expressly waives the right to all damages resulting from loss of enjoyment of the Leased Premises subject to Section 6.1 of this Lease.

5.18.4

The Lessee releases the Lessor from all liability resulting from the use by the Lessee of equipment and instruments provided by Lessor or on its behalf, save and except for those resulting from Lessor’s fault or negligence or that of those for whom it is responsible by law and save and except for latent defects; the Lessor must, however, maintain such equipment and instruments in good working order, and take all necessary measures to repair same when so notified.

5.18.5

Save in the event of the gross negligence of the Lessor, the Lessor shall, under no circumstances, be held liable in any manner whatsoever for any losses, costs, damages or expenses, whether direct or indirect, arising from any interruption in the provision of any service or additional service regardless of their nature. The Lessee shall not be entitled, following any such interruption, to obtain compensation or reduction in Rent or be entitled to terminate the Lease, provided Lessor acts diligently to restore said services as soon as possible. The Lessor may interrupt the use or provision of any service when necessary following an accident, defective operation, or in accordance with any regulation, law or ordinance, or during any repairs, improvements or rebuilding that the Lessor deems necessary.

5.19	Return of Leased Premises

5.19.1

Upon expiration or early termination of the Lease, the Lessee shall peacefully return to the Lessor, the vacant possession of the Leased Premises as well as all leasehold improvements, additions, modifications, changes or construction that, at all times prior to or during the Lease Term, will be or were made to the Leased Premises, in a good condition of repair and maintenance, with the exception of normal wear and tear, the whole, without the Lessee or any other person claiming any compensation whatsoever.

5.19.2	The Lessee may, during the Lease Term, remove its machinery and equipment during the normal course of business.

The machinery and equipment of the Lessee does not include: a) the heating, ventilation or air conditioning systems; b) machinery, installations and equipment located in or serving the Leased Premises or incorporated therein or into the Building or that cannot be removed without damaging the Leased Premises or the Building; c) floor coverings, light fixtures and doors; d) which machinery and equipment are all deemed to be leasehold improvements and the property of the Lessor.

5.19.3

The Lessee shall, upon expiration or early termination of the Lease, return the Leased Premises in the same clean condition as at the commencement of the lease, or as approved by the lessor, and remove its machinery and equipment and repair all damages caused by such installation or removal. It is understood that the Lessee shall have no obligation to remove any alterations, modifications, additions and improvements done in the Leased Premises.

5.19.4

Any equipment or machinery or other property left by the Lessee in the Leased Premises upon expiration or early termination of the Lease shall become the sole property of the Lessor, without the Lessee or any other person claiming any compensation whatsoever. The Lessor may dispose of such equipment or machinery in any manner it deems appropriate. The obligations of the Lessee of this Sub-Section shall survive the expiration and early termination of the Lease.

5.20	Alternative Execution

5.20.1

It is hereby expressly understood and agreed that if, at any time and as often as the situation arises, the Lessee fails to fulfill or execute any of its obligations under the terms of this Lease, the Lessor may, without excusing or releasing the Lessee from such obligations, itself respect and fulfill said obligation or obligations of the Lessee.

5.20.2

In this regard, the Lessor may pay the amounts required or deemed necessary and subsequently collect from the Lessee such amounts plus applicable interest charged from the date on which the Lessor paid said amounts, at the interest rate agreed to herein as additional rent; the Lessee undertakes to immediately reimburse all such expenses as well as the applicable interest on such amounts at the agreed upon rate.

6	LESSOR’S OBLIGATIONS

6.1	Peaceable Enjoyment

While and so long as the Lessee conforms to the terms and conditions of this Lease, the Lessor must provide the Lessee with peaceable enjoyment of the Leased Premises and Common Facilities for the term of this Lease, without interruption or disturbance on the part of the Lessor or its representatives.

6.2	Operating Expenses

6.2.1

Subject to any provisions to the contrary contained in this Lease, the Lessor must without any liability being incurred by the Lessee, assume all maintenance, electricity, heating and air conditioning costs and expenses related to the Building,

Common Facilities and the Leased Premises. The Lessee’s proportionate share of said costs is included in the Rent paid by Lessee.

6.2.2

In the event the Lessor considers that modifications, additions or improvements made to the Leased Premises by the Lessee increase the operating costs set out in Sub-Section 6.2.1, the Lessee must, without any liability being incurred by the Lessor, assume such additional costs.

6.3	HVAC

6.3.1

The Lessor must heat the Building, Common Facilities and the Leased Premises and, when and as required, must provide air conditioning at a comfortable temperature during Normal Business Hours, excluding statutory holidays in the Province of Quebec.

6.3.2	Air conditioning of the building outside Normal Business Hours is the responsibility of the Lessee, according to the rate schedule as updated from time to time by the Lessor.

6.4	Services

6.4.1	The Lessor must provide the Lessee with the following services and must assume the costs thereof:

(1)	maintenance of the Building and Common Facilities;

(2)	exterior and parking maintenance;

(3)	natural gas, reverse osmosis purified water and vacuum system in the laboratories, where already available; and

(4)	management of controlled building access and security patrols (outside normal business operation hours).

6.4.2

The Lessor provides the Lessee with the following services against payment, upon presentation by the Lessor of a monthly statement of account to this effect. The Lessee undertakes and agrees to procure such services exclusively with the Lessor. This obligation stems from the business model of the Lessor, the presence of facilities specifically designed for this purpose, and from the signing of sponsorship agreements with preferred suppliers that give access to preferable rates.

(1)

collection, segregation and safe elimination of biomedical, chemical and radioactive waste. For such services, the Lessee agrees to pay the Lessor, upon receipt of the statement of account to this effect, all the costs of the additional services, plus ten percent (10%) in administration charges;

(2)

supply of specialized gases in tanks or through a distribution network (if available), dry ice and cryogenic liquids. For such services, the Lessee agrees to pay the Lessor, upon receipt of the statement of account to this effect, all the costs of the additional services, plus ten percent (10%) in administration charges.

6.4.3

The Lessor may, on giving reasonable notice to the Lessee, interrupt or suspend the supply to the Building, Common Facilities and/or Leased Premises, of all services, including public utilities, for the purpose of carrying out repairs, modifications, improvements or additions in relation to the Leased Premises or any other part of the Building in which the Leased Premises are located, until completion of the repairs, modifications, improvements or additions. The Lessor undertakes to promptly reinstate the services.

6.5	Major Repairs

6.5.1

The Lessor hereby undertakes to make any major repairs required to the Leased Premises and assume all costs. The Lessor will coordinate the execution of all major repairs and of all external specialists required to complete such major repairs. The work will be carried out as fast as possible, depending on the nature of the repairs, to limit the disruption of the Lessee’s operations.

6.5.2

The Lessor will give to the Lessee, as soon as possible, a prior notice before the commencement of the work. The Lessor will submit to the Lessee regular written notices stating the progress of the repairs.

6.6	Signs

The Lessor hereby undertakes to provide the installation of standardized signs for both tenants and suites in the interior and exterior of the Building. All other signs must be approved by the Lessor, which approval shall not be unreasonably withheld.

7	FIRE AND DESTRUCTION OF LEASED PREMISES

7.1

If, during the Term, the Building is completely destroyed or damaged to such an extent that it is rendered completely unusable for any purpose whatsoever, the Lessor may, within sixty (60) days of the occurrence of said disaster, notify the Lessee of its intention to rebuild or repair the Building, with the duration of the work to rebuild foreseen by the Lessor, in which case, the Lessee shall notify the Lessor within sixty (60) days following the Lessor’s notice, whether such announced delay is acceptable to him or not. Should the delay not be acceptable, the Lessee shall have the right to terminate the Lease, if so exercised, the Lease shall terminate upon reception of Lessee’s notice by the Lessor. provided that the Lessee cannot be held liable for the damages suffered, the rent payable by the Lessee will be reduced in proportion to the diminution in the Lessee’s peaceable enjoyment until such time as the reconstruction and repairs are terminated, in which case the Lessee may not request termination of this Lease nor seek any indemnification, damages or other form of compensation from the Lessor. Should the Lessor fail to inform the Lessee of its intention to proceed with the above-mentioned reconstruction or repair of the Leased Premises, this Lease will be regarded as having terminated on the date of the disaster, without any recourse whatsoever by the Lessee against the Lessor.

7.2

Save an except in the case where damages or destruction are due to Lessor’s fault or negligence or that of those for whom it is responsible by law, if, during the term of this Lease, the Building is only partially destroyed or damaged and requires extensive repairs but the Leased Premises are not destroyed or rendered unusable, not even in part, the Lessor may, at its option:

7.2.1

terminate this Lease within thirty (30) days of the occurrence of the disaster by virtue of the option to this effect hereby conferred by the Lessee, by manifesting its intentions in writing in which case, the Lease automatically terminates five (5) days following the receipt by the Lessee of the above-mentioned notice and the Lessee is not entitled to claim any indemnity, damages or other form of compensation whatsoever from the Lessor; or

7.2.2

within the same delay, notify the Lessee of its intention to rebuild or repair the Building, in which case the Lessee must endure the repairs without any reduction in Rent for the duration of the reconstruction or repairs and is not entitled to request termination of this Lease or any other claim any indemnification, damages or any other form of compensation whatsoever from the Lessor. In this case, the Lessor will complete the repairs within a reasonable delay which will take into account the nature and amount of the repairs. The Lessor will submit to the Lessee regular written notices stating the progress of the repairs.

7.3

If, during the term of this Lease, the Leased Premises are totally destroyed or damaged to such an extent that they are rendered completely unusable, the Lessee must notify the Lessor in writing of the occurrence of such disaster and the Lessor may then within sixty (60) days of receipt of said notice inform the Lessee of its intention to rebuild or repair, in which case and provided that the Lessee can in no way be held liable for the damages, the rent payable by the Lessee will be reduced in proportion to the diminution in peaceable enjoyment of the Premises until such time as the reconstruction or repairs are completed. The Lessee will not be entitled to claim any indemnification, damages or any other form of compensation whatsoever from the Lessor. Should the Lessor fail to inform the Lessee of its intention to proceed with the above-mentioned reconstruction or repair of the Leased Premises, this Lease will be regarded as having terminated on the date of the disaster, without any recourse whatsoever by the Lessee against the Lessor.

7.4

Save an except in the case where damages or destruction are due to Lessor’s fault or negligence or that of those for whom it is responsible by law, if, during the term of this Lease, the Leased Premises are only partially destroyed or damaged, the Lessee must immediately notify the Lessor in writing and the Lessor may then, within sixty (60) days of receipt of this notice:

7.4.1

terminate this Lease by virtue of the option hereby granted by the Lessee by manifesting its intentions to this effect by given written notice to the Lessee, in which case, the Lease automatically terminates on the first day of the month following receipt by the Lessee of such notice and the Lessee is not entitled to claim any indemnification, damages or any other form of compensation whatsoever from the Lessor; or

7.4.2

notify the Lessee of its intention to rebuild or repair the Leased Premises in which case, provided the Lessee cannot be held liable for the damages suffered, the rent payable by the Lessee will be reduced in proportion to the diminution in peaceable enjoyment that it must endure until completion of the reconstruction or repairs and the Lessee is not entitled to claim any indemnification, damages or other any other form of compensation whatsoever from the Lessor.

8	TERMINATION OF LEASE

8.1	Immediate termination

This Lease is automatically terminated, without notice or formal request, should any of the following events occur:

8.1.1	the Lessee makes an assignment of its assets to its creditors or submits a proposal to its creditors;

8.1.2	the Lessee files a petition in voluntary bankruptcy or bankruptcy proceedings are instituted against the Lessee;

8.1.3	a receiver or trustee in bankruptcy is appointed to administer the Lessee’s property;

8.1.4	the Lessee voluntarily attempts to liquidate its assets;

8.1.5	an enforcement notice is issued as the result of a judgment rendered against the assets of the Lessee found in the Leased Premises;

8.1.6	the Lessee avails itself of the protection provided by insolvency legislation;

8.1.7	the Lessee transfers, devolves, or moves its assets out of the Leased Premises pursuant to legislation to any other person or company without the Lessor’s consent;

8.1.8	the Lessee abandons the Leased Premises before the expiration or renewal of this Lease, with or without the knowledge of the Lessor and without its authorization;

8.1.9

the Lessee acts in a manner or permits the occurrence of anything that would result in the immediate and irrevocable cancellation of an insurance policy on the Leased Premises or render the Leased Premises uninsurable;

8.1.10	the Lessee changes the use of the Leased Premises without obtaining the Lessor’s prior written authorization;

In each of the above-mentioned cases, the Lessor may, without notice or any other form of legal proceeding, immediately enter the Leased Premises and retake possession, and remove the Lessee’s effects from the Leased Premises. Furthermore, the full amount of the Rent for the current month and the following three (3) consecutive months become immediately due and payable; furthermore, the Lessor is immediately entitled to claim this amount, as well as all arrears and all other amounts that may be owing to the Lessor by the

Lessee, without prejudice to all other rights and recourses the Lessor may have under this Lease. Upon such a termination, the Lessee shall peacefully return the Leased Premises to the Lessor.

8.2	Change of control of Lessee

A change of control, other than to a Permitted Assignee, is considered to be an assignment of sublease and require Lessor’s consent in accordance with section 9.12.

8.3	Termination Upon Notice

In addition to the causes for termination set out in Section 8.1, this Lease is automatically terminated upon the expiration of a delay of thirty (30) days given in a written notice to the party in default if the party has not remedied said default to the satisfaction of the other party, in any of the following situations:

8.3.1	the Lessee has not paid its rent on the due date and not cured said default within five (5) days of a written notice of Lessor to that effect;

8.3.2

the Lessee fails to occupy the Leased Premises for a period of thirty (30) consecutive days of for a period of sixty (60) days within any given ninety (90) day period without the prior written consent of the Lessor.

8.3.3	the Lessee assigns this Lease or sub-leases the Leased Premises or permits a third party to occupy the Leased Premises without obtaining the Lessor’s prior authorization, as required under this Lease;

8.3.4

the Lessee acts in a manner or permits the occurrence of anything that would result in the possible cancellation of an insurance policy on the Leased Premises, and does not take the necessary steps to remedy this occurrence, within the time prescribed by the insurer’s written notice to that effect;

8.3.5	the Lessor fails to provide the Lessee with peaceable enjoyment of the Leased Premises;

8.3.6	the Lessor omits, refuses or neglects to repair at its expense construction defects, hidden defects and defective work that restrict the use of the Leased Premises;

8.3.7

if the Lessee fails to respect any regulation or any directive, instruction, agreement or rule and, if applicable, any written agreement, the whole, in respect of the use of the Common Facilities or specialized equipment provided by the Lessor;

8.3.8	the total expropriation of the Leased Premises by a government authority.

Where the Lessee is in default and fails to correct such default in the prescribed delay, the Lessor may immediately repossess the Leased Premises, lease them and retain whatever rent is collected from the new Lessee as compensatory damages, without prejudice to any other rights and recourses the Lessor may have against the Lessee for rent owing under this Lease.

Where the Lessor is in default, the Lessee is entitled, at its option, to request a reduction in Rent, or terminate the Lease at a date of its choosing without prejudice to all of its other legal rights and remedies.

8.4	Notice

Subject to any other clause of this Agreement to the contrary, any notice required by virtue of this Agreement is properly given provided it is in writing and delivered by a means of communication allowing the sender to prove that said notice was delivered to the intended recipient at the address indicated in Schedule A or at any other address that may be indicated by said recipient in accordance with this clause.

9	GENERAL DISPOSITIONS

9.1

Entire Agreement. The terms and conditions of this Lease supersede the terms and conditions of any and all prior agreements and any and all representations that may have been made prior to this Lease with respect to the subject matter of this Lease.

9.2	Governing Laws and Jurisdiction

9.2.1

This Lease, its interpretation, execution, application, enforceability and legal consequences are subject to the relevant legislation currently in force in the Province of Quebec and which govern in whole or in part the clauses contained herein.

9.2.2

The Parties hereby elect domicile before the court of competent jurisdiction in the judicial district of Montreal, Quebec, Canada, for the purpose of all legal proceedings that may be instituted as a consequence of this Lease, to the exclusion of all other judicial districts that may legally have jurisdiction regarding any such disputes so arising.

9.3

Headings. The headings used in this Lease have no interpretative value whatsoever but are for convenience only and for the purpose of classifying and identifying the clauses constituting the agreement between the PARTIES to this Lease and, as such no significance may be attributed to such headings nor may they affect the interpretation of a given clause.

9.4

Gender and number. Where the context so requires, the masculine gender includes the feminine and vice versa, and similarly, the singular includes the plural and vice versa, with all the necessary grammatical changes being made in each case, so that the meaning of any sentence is clear and logical.

9.5

Canadian currency. All amounts of money stipulated in this Lease are expressed in Canadian currency. Furthermore, unless otherwise indicated in this Lease, the amounts indicated are not to be interpreted to include the goods and services tax (GST), the Quebec sales tax (QST) and/or any other tax chargeable on this type of payment during the term of this Lease.

9.6	Appendices. All Schedules and Appendices to this Lease form an integral part of this Lease.

9.7

Force Majeure. Neither Party may be considered to be in default of its obligations if performance of its obligations under this Lease is delayed, impeded or prevented by reason of force majeure. Force majeure is any event beyond the control of the Parties to this Lease, which could not have been reasonably foreseen and against which they could not have protected themselves. Force majeure includes, without limitation, any act of God, strike, partial or total work stoppage, lock-out, fire, riot, civil or military intervention or any mandatory compliance with regulations or ordinances issued by a government authority and any act of war (declared or undeclared).

9.8

Severability. If any provision of this Lease is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Lease shall continue in full force and effect.

9.9	Inurement. This Lease Agreement will enure to Parties hereto, their legal representatives, successors and assigns.

9.10	Prevalence

9.10.1

The parties agree that the provisions of the Lease shall, at all times and in all manner, prevail over any provision of the Civil Code of Quebec or any applicable law contrary to or incompatible with a provision hereof, more specifically but without limitation in respect of i) the time limits granted to remedy a default, ii) any obligation of delivery or guarantee by the Lessor, iii) any obligation of any of the parties in respect of the intended use of the Leased Premises or repairs, replacements or maintenance of the Leased Premises, iv) the time limit to respond to a request to assign the Lease of the Leased Premises or to sublease the Leased Premises, v) the release of the Lessee in case of a Lease assignment, vi) the tacit renewal of said Lease or vii) returning the Leased Premises in its original condition upon expiration of the Lease, the parties expressly waiving the right to invoke any provision of any law to the contrary effect.

9.10.2

Notwithstanding Sections 1878 and 1879 of the Civil Code of Quebec or any law or custom to the contrary effect, the Lease shall not be subject to a tacit renewal, and the Lessee shall not be entitled to occupy the Leased Premises after the end of the Lease Term unless the Lessor and the Lessee agree in writing prior to its termination on the terms and conditions of a Lease renewal or extension.

9.10.3

If the Lessee retains possession of the Leased Premises following the termination of the Lease Term without any written agreement to this effect, as stipulated above, the Lessee shall be deemed to occupy the Leased Premises against the will of the Lessor and only on a monthly basis at a rate equal to two hundred percent (200%) of the Rent payable for the last month of the Lease Term, which amount shall be payable in advance, subject to the right of the Lessor to enter the Leased Premises, take possession and evict the Lessee without notice or indemnity payable to the Lessee and subject to the other recourses of the Lessor pursuant hereto or the law.

9.11	Further Assurance

9.11.1

At the request of the Lessor or any third party the Lessee must promptly execute all the documents or certificates deemed necessary or useful by the Lessor to give effect to any and all dispositions of this Lease.

9.11.2

If the Lessee fails to execute the above documents or certificates within a reasonable delay, the Lessee irrevocably designates the Lessor as its representative with full powers and authority to execute and deliver in the Lessee’s name any such documents or certificates.

9.12	Assignment and Sublease

9.12.1

The Lessee may not assign this Lease, in whole or in part, or sublease, in whole or in part, the Leased Premises, or hypothecate, encumber or charge this Lease or Leased Premises, or a part thereof, or accept or allow anyone else to occupy in whole or in part, the Leased Premises without the prior written consent of the Lessor, which consent may not be withheld unreasonably, unless the assignment or sublease is made in favor of Permitted Assignee, in which case no consent is required. For the purpose of the Lease, a change of control within the Lessee will be deemed an assignment.

9.12.2

If the Lessee wishes to assign or sublease of the Leased Premises, or transfer this Lease in any other manner, in whole or in part, or any interest therein, the Lessee must in each and every case provide the Lessor with prior written notice of its intention, designating the proposed assignee, sub-lessee or occupant; the Lessor must, within thirty (30) days of the notice, advise the Lessee in writing that it a) consents, or b) refuses to consent to the aforementioned assignment or sublease, as the case may be. The Lessor’s silence may, at no time, be interpreted as constituting consent to the transfer requested by the Lessee.

9.12.3

Notwithstanding any assignment or sublease, the Lessee remains jointly liable for this Lease and is not relieved of its obligation to execute the terms, conditions and clauses of this Lease, including, without limiting the generality of the foregoing, the obligation to make all rent payments due under this Lease Notwithstanding the above, the Lessee shall be released of its obligation in case of an assignment of the Lease to a Permitted Assignee.

9.12.4

Any assignment of this Lease, agreed to by the Lessor, must be prepared by the Lessor or its attorneys, and all reasonable legal fees relating to this assignment must be assumed by the Lessee. Any consent granted by the Lessor is subject to the Lessee’s obligation to ensure that any assignee, sub-lessee or occupant agrees to be bound by all the terms, conditions and clauses in this Lease, as though the assignee, sub-lessee or occupant had originally signed this Lease as Lessee.

9.12.5

If the Lessee obtains consent pursuant to this Section 9.2, such consent is subject, among other things, to the condition that the Rent henceforth payable by the assignee, sub-lessee or occupant, are not less than the previously paid by the Lessee. All other terms, conditions and clauses of this Lease must remain unchanged, including, without limitation, the section of the Lease pertaining to the Lessee’s continued responsibility.

9.13	Hypothec and transfer by Lessor

9.13.1

Sale or Financing. The Lessor’s rights under this Lease may be hypothecated, assigned, encumbered or transferred to a buyer or hypothecary creditor; in the event of sale or default by the Lessor with respect to any hypothec and where the buyer or hypothecary creditor, as the case may be, takes legal possession of the Leased Premises, the Lessee undertakes to acknowledge the rights of such buyer or hypothecary creditor and to continue to respect the terms of this Lease.

9.13.2

Subordination and Acknowledgment. This Lease is subject and subordinate to any contract, hypothec, emphyteusis, principal lease or any other encumbrance related to any method of financing or refinancing, which may, now or at any time in the future, affect in whole or in part the Leased Premises. This Lease is also subject to and subordinate to all renewals, modifications, consolidations, replacements or extensions of each of these hypothecs, emphyteuses, leases or encumbrances.

At all times and from time to time the Lessor may, in writing and without any other consent or separate agreement on the part of the Lessee, postpone this Lease or subordinate or transfer the registration priority of this Lease to said hypothecs, emphyteuses, leases or encumbrances.

Furthermore, the Lessee hereby undertakes to execute all documents required to give effect to this clause provided the Lessee receives a non-disturbance agreement from any successor hypothecary creditor.

9.14	Declarations

9.14.1	The Parties hereby expressly declare and acknowledge that the provisions of this Lease have not been unilaterally imposed by either of them but have instead been freely negotiated.

9.14.2

Furthermore, each Party has obtained an adequate explanation as to the nature and scope of each clause of this Lease and has had reasonable opportunity to have these clauses reviewed by its legal advisor and declares it is satisfied with the legibility and clarity of said clauses.

9.14.3

Lastly, each Party hereby declares and acknowledges that each clause in this Lease, including those that impose penalties or restrictions, is reasonable and necessary for the protection of their respective interests.

9.14.4	In consideration of the foregoing, each Party hereby expressly waives the right to invoke the nullity of any clause of this Lease on the grounds that it is incomprehensible, illegible or abusive.

9.15

Language. The parties hereto confirm that it is their wish that this Agreement be drawn up in English only. Les parties aux présentes confirment leur volonté que cette convention soit rédigée en anglais seulement.

[The remainder of this page was intentionally left blank.

Signatures are on the following pages

SIGNATURES

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on the date indicated hereinabove.

(Lessor)	NEOMED INSTITUTE

/s/ Matthew Carlyle
By: Matthew Carlyle, CFO

(Lessee)	ENGENE INC.

/s/ Anthony Cheung
By: Anthony Cheung, CTO

SCHEDULE A

GENERAL LEASE INFORMATIONS

1	LEASED PREMISES

Room Number	Type of Room	Square Feet
1219	Meeting room	161
1220	Cafeteria	132
1229	Office	207
1230	Office	207
1231	Office	135
1232	Office	189
1233	Office	135
1234	Office	135
1235	Office	146
1302	Office	1093
1310	Meeting room	252
2257	Vivarium	228
2258	Vivarium	228
2261/ 2261A	Vivarium	211
3109	Chemistry Lab	665
3114	Chemistry Lab	included in 3109
3115	Chemistry Lab	included in 3109
3116	Chemistry Lab	included in 3109
3202	Biology lab	1 080
3203	Office	71
3204	Office	71
3205	Office	71
3206	Office	107
3225	Biology lab	241
3226	Biology lab	201
3226A	Biology lab	Included in 3226
3228	Biology lab	250
3229	Biology lab	150
3232	Biology lab	923
3233	Office	71
3234	Office	71
3235	Office	71
3236	Office	71
3243	Biology lab	71
3266	Biology lab	953
3267	Office	151
3268	Office	464
3269	Office	included in 3268

	Total	9360

2	TERM

The initial term of this Lease is for a period of twelve (12) months. As such, this Lease commences on November 1st, 2021 and terminates on October 31st, 2022 subject to early termination or renewal in accordance with the provisions of this Lease.

3	ANNUAL RENT PER SQUARE FEET

Room Number	Year #1
1219	46,82$
1220	NA
1229	46,82$
1230	46,82$
1231	46,82$
1232	46,82$
1233	46,82$
1234	46,82$
1235	46,82$
1302	46,82$
1310	43,70$
2257	49,89$
2258	47,50$
2261/ 2261A	45,11$
3109	69,53$
3114	NA
3115	NA
3116	NA
3202	75,99$
3203	46,82$
3204	46,82$
3205	46,82$
3206	46,82$
3225	67.29$
3226	67,29$
3226A	NA
3228	69,53$
3229	69,53$
3232	73,30$
3233	46,82$
3234	46,82$
3235	46,82$
3236	46,82$
3243	65,97$
3266	79,89$
3267	46,82$
3268	46,82$
3269	NA

4	AUTOMATIC WITHDRAWAL INFORMATION

Name of bank, credit union or financial institution:

Account Number:

Branch Number:

Address:

Postal Code:

Signature(s):

5	ALLOWED PARKING SPACES

38 with one reserved parking spot in the front of Building

6	OCCUPANCY LIMIT

55

7	NOTICE

7.1	LESSOR

NEOMED INSTITUTE

7171, Frederick-Banting

Montreal (Quebec)

H4S 1Z9

Attention: Matthew Carlyle

7.2	LESSEE

ENGENE INC.

7171, Frederick-Banting

Montreal (Quebec)

H4S 1Z9

Attention: Anthony Cheung

SCHEDULE B

SPECIFIC DISPOSITIONS

- NIL -

APPENDIX 2.1

PLAN OF THE LEASED PREMISES

BASEMENT

APPENDIX 2.1

PLAN OF THE LEASED PREMISES

FIRST FLOOR

APPENDIX 2.1

PLAN OF THE LEASED PREMISES

SECOND FLOOR